Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 15, 2018, relating to the financial statements and financial statement schedules of Huntington Ingalls Industries, Inc. and subsidiaries and the effectiveness of Huntington Ingalls Industries, Inc.’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Huntington Ingalls Industries, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

May 4, 2018